Filed Pursuant to Rule 424(b)(3)
File Nos. 333-215074 and 811-23221

FS Credit Income Fund

Supplement dated June 13, 2023

to

Prospectus dated February 28, 2023

This supplement contains information which amends, supplements or modifies certain information contained in the Prospectus of FS Credit Income Fund (the “Fund”), dated February 28, 2023 (as may be supplemented and amended, the “Prospectus”). Capitalized terms used in this supplement have the same meanings as in the Prospectus, unless otherwise stated herein.

You should carefully consider the “Types of Investments and Related Risks” beginning on page 39 of the Prospectus before you decide to invest in the Fund’s Shares.

Beginning in July 2023, with the ordinary cash distribution payable on July 31, 2023, the Fund expects to declare ordinary cash distributions daily and pay them on a monthly basis, rather than quarterly, in accordance with the Fund’s distribution policies as set forth in the Fund’s Prospectus. Accordingly, the following disclosure updates are made effective as of the first business day of July 2023.

As a result of the foregoing, this supplement revises the subsection of the Prospectus entitled “Summary of Terms—Distributions” on page 6 by replacing the first sentence in its entirety with the following:

Subject to the discretion of the Board and applicable legal restrictions, the Fund intends to declare ordinary cash distributions daily and pay them to Shareholders on a monthly basis.

As a result of the foregoing, this supplement revises the subsection of the Prospectus entitled “Distributions” on page 129 by replacing the first sentence in the first paragraph thereof in its entirety with the following:

Subject to the Board’s discretion and applicable legal restrictions, the Fund intends to declare ordinary cash distributions daily and pay them to Shareholders on a monthly basis.

As a result of the foregoing, this supplement revises the subsection of the Prospectus entitled “Distributions—Distribution Reinvestment Plan” beginning on page 129 by replacing the fourth sentence in the first paragraph thereof in its entirety with the following:

Such written notice must be received by DST no later than 15 days prior to any payment date of the cash distribution or the Shareholder will receive such cash distribution in Shares through the DRP.

Please retain this supplement with your Prospectus for future reference.